Exhibit 10.03
eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is made as of the last date executed by one of the parties below (the “Effective Date”) by and between eBay Inc. (“Company”), a Delaware corporation, and Jeffrey D. Jordan (“Consultant”).
     1.      Engagement of Services. Company may from time to time issue project assignments to Consultant that may be outlined in the format displayed in Exhibit A (“Project Assignment Form”). Subject to the terms of this Agreement, Consultant will, to the best of his ability, render the services set forth in Project Assignment(s) accepted by Consultant (the “Project(s)”) by the completion dates set forth therein. Consultant agrees to exercise the highest degree of professionalism, and to utilize his expertise and creative talents in completing such Projects. In completing the Projects, Consultant agrees to provide his own equipment, tools and other materials at his own expense except as may be permitted under the Separation Agreement between Consultant and the Company dated September 11, 2006. Company will make its facilities and equipment available to Consultant when necessary. Consultant shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards, and at a location, place and time that the Consultant deems appropriate.
     2.      Compensation. Company will pay Consultant a fee for services rendered under this Agreement as set forth in the Project Assignment(s). As set forth therein, Consultant will be reimbursed for any reasonable expenses incurred in connection with the performance of services under this Agreement provided Consultant submits verification of such expenses as Company may require. Consultant will be reimbursed only for such expenses that are expressly provided for in each such Project Assignment Form or which have been approved in advance in writing by Company, provided Consultant has furnished such documentation for authorized expenses as Company may reasonably request. Any expenses incurred by Consultant in performing services under this Agreement that are not expressly provided for in each Project Assignment Form or pre-approved in writing by Company shall be the borne by Consultant. Payment of Consultant’s fees, and expenses if applicable, will be in accordance with the terms and conditions set forth in the Project Assignment(s). Upon termination of this Agreement for any reason, Consultant will be paid fees on a proportional basis as stated in the Project Assignment Form for work which has been completed, to and including the effective date of such termination.
     3.      Disclosure of Inventions. As used herein, “Inventions” means any invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Company. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, any Inventions that are solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for Company. Consultant represents that any Inventions relating to Company’s business or any Project which Consultant has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Invention”) has been disclosed in writing to Company and attached to this Agreement as Exhibit B. If disclosure of any such Prior Inventions would cause Consultant to violate any prior confidentiality agreement, Consultant understands that it is not to list such Prior Invention in Exhibit B, but will disclose a cursory name for each such invention, the party or parties to whom it belongs, and the fact that full disclosure as to such Prior Invention has not been made for that reason. A space is provided in Exhibit B for such purpose. Consultant shall also specifically describe and identify in Exhibit B all technology which is either owned solely by Consultant or licensed to Consultant with a right to sublicense and which Consultant intends to use in performing under this Agreement.
     4.      Ownership of Work Product. Whether or not the parties execute a Project Assignment Form pursuant to this Agreement, Consultant hereby assigns and agrees to assign in the future to Company ownership of all right, title and interest in and to any and all Work Product, including ownership of all copyrights, trademarks,
Consulting Agreement       9/11/2006

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

patents (and any goodwill associated therewith), trade secrets and other intellectual property (or other proprietary) rights throughout the world contained therein, and any Inventions: (i) that is created by Consultant, or to which Consultant contributes, pursuant to this Agreement; or (ii) that is created by Consultant prior to the execution of this Agreement, which Consultant created at Company’s request in exchange for the consideration Consultant receives under this Agreement (“Work Product”). Consultant agrees to execute, at Company’s request and expense, all documents and other instruments necessary to effectuate such assignment of Work Product, including without limitation, a copyright assignment (“Assignment of Copyright”). The Company will provide Consultant with its standard Assignment of Copyright form upon request. In the event that Consultant does not, for any reason, execute such documents within seven (7) days of Company’s request, Consultant hereby irrevocably appoints Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant further agrees not to challenge the validity of Company’s ownership in the Work Product.
     5.      Artist’s and Moral Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant agrees to unconditionally and irrevocably waive enforcement worldwide of such rights against Company and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s expense and request, to consent to and join in any action to enforce such rights. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby unconditionally and irrevocably grants to Company an exclusive, worldwide, irrevocable, fully paid and royalty-free perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
     6.      Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to Company as set forth in Section 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (b) the Work Product does not and will not infringe upon any copyright, trademark, patent, trade secret, right of publicity or privacy, or any other intellectual property or proprietary right of any person, whether contractual, statutory or at common law; (c) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties; (d) neither the Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (e) Consultant shall comply with all applicable laws while performing the services; (f) Consultant shall obtain all necessary consents and authorizations prior to providing services; (g) the services will be performed, and the goods, materials, documentation, analysis, data, programs, and other matter contemplated in performing hereunder will be prepared and delivered, by qualified personnel in a timely manner on a good and workmanlike best efforts basis and shall meet all specifications as determined in eBay’s sole and exclusive discretion; (h) Consultant will take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) during the term of this Agreement; and (i) should Company permit Consultant to use any of Company’s equipment, tools or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant shall be responsible for any injury to any person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools or facilities, whether or not such claims is based upon it condition or on the alleged negligence of Company in permitting its use. Consultant agrees to indemnify Company from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 6.
     7.      Independent Contractor Relationship. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, agency, joint venture, or employer-employee relationship between Company and Consultant. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company, unless specifically requested or authorized in writing to do so by a Company officer. Consultant is not and will not be entitled to any of the benefits which Company may make available to its employees, such as group insurance, profit sharing or retirement benefits, except as otherwise provided in the separation agreement by and between Consultant and Company dated September 11, 2006. Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to
Consulting Agreement       9/11/2006

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

Consultant’s performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, federal, state or any other employee payroll taxes; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. In further recognition of the fact that Consultant is not an employee of Company, Consultant agrees not to make, and waives and releases any rights to make, any claim Consultant might have against Company that relates to or arises from any illness or injury Consultant sustains while performing services under this Agreement that may arise pursuant to applicable workers’ compensation laws. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Consultant is free to enter any contract to provide services to other business entities, except any contract that would induce Consultant to violate this Agreement.
     8.      Confidential Information. At all times during the term of this Agreement and thereafter, Consultant agrees to hold Company’s Confidential Information, and the Confidential Information of any of Company’s subsidiaries and affiliates, in strict confidence, and further agrees not to disclose to any third parties or use any such Confidential Information. In the event Consultant received Confidential Information from Company prior to executing this Agreement, in exchange for the consideration Consultant receives pursuant to this Agreement, Consultant agrees to hold Company’s Confidential Information in strict confidence and further agrees not to use said Confidential Information or disclose said Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of Company including, without limitation, (a) trade secrets, drawings, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of Company, including but not limited to all Work Product created pursuant to this Agreement, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (b) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (c) any information regarding the skills and compensation of employees, consultants, agents, and/or independent contractors of the Company or its subsidiaries or affiliates; (d) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Company or its subsidiaries or affiliates; and (e) the existence of any business discussions, negotiations or agreements between the parties. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or Consultant in connection with or in the course of Company’s business. Consultant’s obligations set forth in this Section 8 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Consultant by Company; (b) entered the public domain through no fault of Consultant, subsequent to the time it was communicated to Consultant by Company; (c) is generally known in the Company’s trade or industry, and was not gained by breach of this Agreement; or (d) was developed by employees or agents of Consultant independently of and without reference to any information communicated to Consultant by Company. In addition, Consultant may disclose Company’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Company is the sole and exclusive property of Company and its assigns. Upon request by Company, Consultant agrees to promptly deliver to Company the original and any copies of all such Confidential Information.
     9.      No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Company, under this Agreement. Consultant warrants that there is no other contract or duty on his part inconsistent with this Agreement. Consultant agrees to indemnify Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement
Consulting Agreement       9/11/2006

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

with any third party. Consultant further agrees not to disclose to Company, or to bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.
     10.      Termination. Consultant or Company may terminate this Agreement at any time upon seven (7) days’ prior written notice to the other party. Company may terminate this Agreement immediately in its sole discretion upon Consultant’s material breach of Sections 8 (“Confidential Information”) or 12 (“Noninterference with Business”).
          10.1      Survival. The rights and obligations contained in Sections 3 (“Disclosure of Inventions”), 4 (“Ownership of Work Product”), 5 (“Artist’s and Moral Rights”), 6 (“Representations and Warranties”), 8 (“Confidential Information”), 11 (“Indemnification”), and 12 (“Noninterference with Business”) will survive any termination or expiration of this Agreement.
          10.2      Return of Company Property. Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product or Confidential Information.
     11.      Indemnification. Consultant shall indemnify and hold harmless Company, its subsidiaries and affiliates, their respective directors, officers, employees, sublicensees, customers, agents, attorneys, affiliates, successors, and assigns from any and all claims, losses, liabilities, damages, suits, actions, government procedures, taxes, penalties or interest, associated auditing and legal expenses and other costs incurred by Company (including reasonable attorneys’ fees and costs of suit) arising from Consultant’s, its agents’, subcontractors’ or personnel’s: (a) performance of the Services or his other obligations under this Agreement; (b) misrepresentation or breach of any representation, warranty, obligation or covenant of this Agreement; (c) violation of a third party’s rights by use of the Work for Hire or other work product of Consultant or any third party; (d) unauthorized use of Company’s or a third party’s trademarks or other intellectual property; (e) failure to pay withholding or other taxes resulting in determination by a government agency that Consultant is not an independent contractor; and (f) negligence or willful misconduct, errors or omissions resulting in bodily injury or property damages to Consultant or Company personnel or any third party, except to the extent Company personnel caused such injury or damage by their negligence or misconduct. Company shall have the right to withhold from any payments due Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations under this Section 11.
          11.1      Consultant further agrees, at his own expense, to defend or settle any claim brought against Company for patent, copyright, trade secret or trademark infringement in connection with any Work for Hire. Company shall provide Consultant with prompt written notice of the claim, authority to proceed and full information and assistance to defend or settle the claim. At his sole option and expense, Consultant may procure for Company the right to use the Work for Hire, replace the Work for Hire with a non-infringing substitute or suitably modify the Work for Hire so that it is non-infringing. Notwithstanding the foregoing, Consultant assumes no liability for infringement claims arising from combination of Consultant’s work with products not provided by Consultant personnel, if such claim would not exist in the operation or use of Consultant’s work or in the Work for Hire itself; or modification of the Work for Hire, unless Consultant personnel made such modification.
     12.      Noninterference with Business. During this Agreement, and for a period of two years immediately following its termination, Consultant agrees not to interfere with the business of Company in any manner. By way of example and not of limitation, Consultant agrees not to solicit or induce any employee, independent contractor or other personnel to terminate or breach an employment, contractual or other relationship with Company and its subsidiaries.
     13.      Government or Third Party Contracts.
          13.1      Government Contracts. In the event that Consultant shall perform services under this Agreement in connection with any Government contract in which Company may be the prime contractor or subcontractor, Consultant agrees to abide by all laws, rules and regulations relating thereto. To the extent that any
Consulting Agreement       9/11/2006

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

such law, rule or regulation requires that a provision or clause be included in this Agreement, Consultant agrees that such provision or clause shall be added to this Agreement and the same shall then become a part of this Agreement.
          13.2      Security. In the event the services of the Consultant should require Consultant to have access to Department of Defense classified material, or other classified material in the possession of Company’s facility, such material shall not be removed from Company’s facility. Consultant agrees that all work performed under this Agreement by Consultant which involves the use of classified material mentioned above shall be performed in a secure fashion (consistent with applicable law and regulations for the handling of classified material) and only at Company’s facility.
          13.3      Ownership. Consultant also agrees to assign all of its right, title and interest in and to any Work Product to a Third Party, including without limitation the United States, as directed by Company.
     14.      Export. Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.
     15.      Successors and Assigns. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect. Subject to the foregoing, this Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Consultant’s assignees.
     16.      Notices. Any notices, requests and other communications required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing by notice as provided by this section.
     17.      Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.
     18.      Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     19.      Waiver. The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent or preceding breach by Consultant. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     20.      Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law; and, in the event of such breach, Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
     21.      Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such
Consulting Agreement       9/11/2006

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Company; any terms contained in the Project Assignment(s) which are inconsistent with this Agreement are invalid. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the authorized representative of the party to be charged.
In Witness Whereof, the parties have executed this Agreement as of the date last written below.

Company:		Consultant:

eBay Inc.		Jeffrey D. Jordan
2145 Hamilton Avenue
San Jose, CA 94115

By:	/s/ Michael Jacobson	By:	/s/ Jeffrey Jordan

Name:	Michael Jacobson	Name:	Jeffrey Jordan

Title:	Senior Vice President, Legal Affairs, General Counsel and Secretary

Consulting Agreement       9/11/2006

eBay Inc.
2145 Hamilton Avenue
San Jose, CA 95125

Exhibit A
FORM OF PROJECT ASSIGNMENT # 1
UNDER CONSULTING AGREEMENT
Project:
Subject to the terms of the Consulting Agreement signed by the parties on the Effective Date thereof, Consultant shall render such services as Company may from time to time request in connection with certain issues related to the strategy for Marketplaces and Product. Specific direction regarding the services to be provided will be given by the President, Marketplaces. It is expected that Consultant shall provide approximately 4-6 days of services each month. The initial assignment is expected to involve strategy for Marketplaces Product group on a one-day a week basis.
Schedule of Work:
The work will commence in September, 2006, and shall be completed by March, 2007.
Fees:
Fee: $5,000 per day.
Payment terms: net thirty (30) days from receipt of invoice. Company will be invoiced on the first day of each month for expenses incurred during the previous month.
Note:
This Project Assignment is governed by the terms of the Consulting Agreement in effect between Company and Consultant. Any item in this Project Assignment which is inconsistent with that Agreement is invalid.
In Witness Whereof, the parties have executed this Project Assignment as of the date first written above.

Company:	Consultant:

EBAY INC.	Jeffrey D. Jordan

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Consulting Agreement       9/11/2006

Exhibit B
FORM OF PRIOR WORK PRODUCT DISCLOSURE
Of JEFFREY D. JORDAN
     1.      Except as listed in Section 2 below, the following is a complete list of all Prior Work Product that have been made or conceived or first reduced to practice by Consultant alone or jointly with others prior to my engagement by Company:
          No inventions or improvements.
          See below:

          Additional sheets attached.
     2.      Due to a prior confidentiality agreement, Consultant cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Consultant owes to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

          Additional sheets attached.